Exhibit 10.6.1

AMENDED AND RESTATED

LICENSE AGREEMENT

THIS AGREEMENT is made effective as of the last date of execution set forth below and is between BioStratum Incorporated, hereinafter referred to as COMPANY, a corporation of the State of Delaware and having offices at 2605 Meridian Parkway, Suite 120, Durham, North Carolina, 27713, and the University of Kansas Medical Center Research Institute, Inc., hereinafter referred to as RESEARCH INSTITUTE, located at 39th and Rainbow Blvd., Kansas City, Kansas, 66160.

RECITALS

WHEREAS, University of Kansas Medical Center (“KUMC”) possesses certain information and knowledge relating to the identification of new and improved advanced glycation end-product inhibitors, hereinafter referred to as “post-Amadori inhibitors/AGE technology”, which are potential drug candidates against the vascular complications of diabetes including nephropathy, neuropathy and retinopathy (the “KNOWLEDGE”);

WHEREAS, COMPANY desires that the KNOWLEDGE be developed into diagnostic and therapeutic products that inhibit the onset of diabetic complications and possibly other disease conditions associated with degenerative diseases, and desires to obtain a license to such KNOWLEDGE to develop therapeutic treatments for complications of diabetes and possible other diseases and conditions in which advanced glycation end products are a causative factor;

WHEREAS, KUMC and RESEARCH INSTITUTE have an agreement whereby the RESEARCH INSTITUTE has the authority and obligation to manage KUMC’s rights in patents obtained based on inventions or discoveries of KUMC and the RESEARCH INSTITUTE manages the technology transfer, equity, equity holdings, partnerships, and other such functions of KUMC on behalf of KUMC; and

WHEREAS, RESEARCH INSTITUTE and COMPANY have entered into a license agreement dated October 7, 1996, covering KNOWLEDGE (the “Original Agreement”), and intend to amend and restate the Original Agreement with this Agreement.

NOW, THEREFORE, in consideration of the representations above and the mutual covenants and promises hereinafter set forth, the parties agree as follows:

ARTICLE I - Definitions

A.	“Technology” shall mean the KNOWLEDGE and any knowledge, information, know-how and devices, inventions, discoveries, whether patentable or not, owned or in the possession of RESEARCH INSTITUTE and relating to: US Patent Application

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submitted on September 12, 1995 and assigned US Serial No. 06/003,628; US Patent Application submitted on September 10, 1996 and assigned US Serial No. 08/711,555; US Patent Application submitted on November 17, 1997 and assigned US Serial No. 08/971,285; and any patents, continuations, continuations in part, or divisional applications of these patent applications, reissues, extensions, and corresponding foreign patent applications.

B.	“Improvements” shall mean any development or improvement of the Technology, whether patentable or not, made by KUMC or COMPANY or jointly and which, if unlicensed, would infringe one or more claims of the U.S. Patent Applications listed in Article I.A. “Improvements” shall not include any development or improvement (i) resulting from competing research if KUMC had offered such opportunity to the Company in accordance with Article 3, Section J, and the Company had rejected such officer, or (ii) made by KUMC which is the result of funded research not in the Field of Use under an agreement with a third party which grants rights in such improvements and development to such third party.

C.	“Subject Patent Application(s)” shall mean any patent application in the United States or in a foreign country that covers (i) the Technology and/or (ii) Improvements made solely by KUMC or jointly by KUMC and COMPANY.

D.	“Subject Patent(s)” shall mean any patent that issues on a Subject Patent Application.

E.	“Licensed Product(s)” shall mean any product which incorporates the Technology or Improvements or which is made by a process or machine which incorporates the Technology or Improvements.

F.	“Affiliate(s)” shall mean any present or future domestic or foreign corporation which shall be, at the pertinent time, controlled, directly or indirectly by COMPANY. “Affiliate of RESEARCH INSTITUTE” shall mean KUMC or any corporation or other entity which is formed by RESEARCH INSTITUTE, or enters into a joint venture or similar arrangement with RESEARCH INSTITUTE to perform any activities related to Technology, Improvements, or Licensed Product.

G.	“G.P.R.” shall mean U.S. Government patent laws and regulations including 35 U.S.C., Section 201-211 and regulations contained in 37 C.F.R., Part 401, Section 401.1 - 401.16 as modified by Executive Order No. 12618 of December 22, 1987 (published in the Federal Register of December 24, 1987) and modifications thereto hereafter adopted or approved by any agency of the U.S. Government.

H.	“Field of Use” shall mean diagnostic testing and therapeutic treatments which incorporate the use of the KNOWLEDGE as described in Article I.A.

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ARTICLE II - Inventions and Patent Applications

A.	Title in and ownership of the Technology and Improvements made solely by RESEARCH INSTITUTE shall rest solely and exclusively with RESEARCH INSTITUTE, subject to the license grant of Article III, unless otherwise stated in research agreements between COMPANY and RESEARCH INSTITUTE. Title in and ownership of Improvements made jointly by RESEARCH INSTITUTE and COMPANY shall be held jointly by RESEARCH INSTITUTE and COMPANY, unless otherwise stated in research agreements between COMPANY and RESEARCH INSTITUTE. Title in and ownership of Improvements made solely by COMPANY shall rest solely and exclusively with COMPANY, unless otherwise stated in research agreements between COMPANY and RESEARCH INSTITUTE.

B.	Each party hereto shall promptly disclose to the other party any Improvements conceived or reduced to practice by the first party.

C.	RESEARCH INSTITUTE shall file and prosecute Subject Patent Applications(s) and maintain Subject Patent(s). COMPANY shall reimburse RESEARCH INSTITUTE for all expenses incurred by RESEARCH INSTITUTE subsequent to the date of this agreement, in the filing, prosecution and maintenance thereof. RESEARCH INSTITUTE and COMPANY shall agree to the designation of patent counsel. Subject Patent Applications(s) shall be filed in such jurisdiction as the COMPANY shall designate.

D.	In the event COMPANY does not desire to have Subject Patent Applications(s) filed or prosecuted, or does not desire to have Subject Patent(s) maintained, COMPANY shall promptly notify RESEARCH INSTITUTE. Subsequent to this notice, such application(s), patent(s) issuing on such application(s) and such patent(s) as COMPANY does not desire to be maintained shall no longer be considered Subject Patent Application(s) or Subject Patent(s). RESEARCH INSTITUTE, upon such notice, may file or prosecute such patent application(s) or maintain such patent(s) at his sole option and expense. All rights in the patent or patent application will then belong to RESEARCH INSTITUTE.

E.	COMPANY agrees to cooperate with RESEARCH INSTITUTE in connection with the filing and prosecution of Subject Patent Application(s) and those application(s) made pursuant to paragraph D of this Article. RESEARCH INSTITUTE shall keep COMPANY promptly apprised of developments in the filing and prosecution of Subject Patent Application(s).

ARTICLE III - License Grant, Commercial Effort, and Milestone Payments

A.	Subject to the terms, conditions and diligence requirements contained herein, RESEARCH INSTITUTE hereby grants to COMPANY and COMPANY hereby

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accepts an exclusive worldwide license, with a right to grant sublicenses, to make, have made, use, distribute, sell, have sold or distributed Licensed Product(s) in the Field of Use.

B.	The exclusive license granted herein shall terminate upon the termination of this Agreement in accordance with Article VI.

C.	The license granted to COMPANY pursuant to this Article is subject to certain rights and license granted to the United States and foreign governments pursuant to provisions of the G.P.R.

D.	COMPANY shall have the right to grant sublicenses, assign or otherwise transfer the Technology to others with respect to any rights conferred upon COMPANY under this Agreement, provided, however, that any such sublicense, assignment or transfer shall be subject in all applicable respects to the provisions contained in this Agreement, and further provided that COMPANY shall give RESEARCH INSTITUTE an opportunity to review and comment on any sublicense, assignment or transfer prior to its execution.

E.	COMPANY shall use its reasonable efforts to effect the introduction of Licensed Product(s) into the commercial market as soon as practicable and to maximize these sales, consistent with sound and reasonable business practices and judgment. COMPANY shall provide RESEARCH INSTITUTE with written plans for effecting commercialization and report on COMPANY’s efforts to effect commercialization. COMPANY shall provide these reports semi-annually.

As evidence of its reasonable efforts to effect the introduction of Licensed Product(s), COMPANY agrees to maintain an active commercialization effort defined as meeting any one of the following criteria:

(1)	Funding research or product development programs that directly contribute to the commercialization of the Licensed Product at the COMPANY or through sponsored research/development agreements with research institutions or contract research organizations (CRO’s) to effect a commercial product(s) that incorporates the technology;

(2)	Assigning or sublicensing the product rights and licensing agreement to another company to effect a commercial product.

F.	COMPANY shall sell Licensed Product(s) at a fair and reasonable price and refrain from making any false or misleading claims in its advertising or otherwise.

G.	COMPANY shall not use in its advertising materials the names of the RESEARCH INSTITUTE, the University of Kansas Medical Center, the University of Kansas, nor any of their employees in any manner without prior written approval from

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RESEARCH INSTITUTE.

H.	COMPANY, its Affiliates, its sublicensees, its assignees, and its transferees shall alone have the obligation to ensure that any Licensed Product they sell is not defective.

I.	Upon completion of the following milestones, COMPANY shall pay RESEARCH INSTITUTE the indicated milestone payments:

(1)	$50,000 upon the completion and FDA acceptance of Phase I clinical trials;

(2)	$100,000 upon the completion and FDA acceptance of Phase II clinical trials;

(3)	$200,000 upon the FDA approval of a submitted NDA.

J.	In the event that another corporate entity proposes to sponsor research in the laboratory of KUMC in the Field of Use (“competing research”), RESEARCH INSTITUTE agrees to promptly notify the COMPANY of that fact and shall give the COMPANY sixty (60) days to determine its interest in matching that offer. If the COMPANY matches the offer of another corporate entity’s research proposal, RESEARCH INSTITUTE and KUMC agree to perform the competing research solely for the COMPANY.

ARTICLE IV - Stock Options, Royalty and Up Front Payment

A.	For the license granted hereunder, COMPANY shall issue to RESEARCH INSTITUTE 175,000 shares of common stock plus option to purchase 75,000 shares of common stock of COMPANY, which options shall have an exercise price of $.40/share.

B.	The license granted hereunder shall be royalty free on Licensed Products.

C.	At the signing of this Agreement, COMPANY shall pay RESEARCH INSTITUTE an up front payment of $75,000.

ARTICLE V - Infringement

A.	In the event that RESEARCH INSTITUTE or COMPANY determines that a third party is making, using or selling a product that may infringe a Subject Patent, it will promptly notify the other party in writing. COMPANY may, at its sole option, bring suit against such alleged infringer. In the event COMPANY decides to bring suit, it shall give prompt written notice to RESEARCH INSTITUTE of that fact. If COMPANY pays for the expenses of such a suit, the COMPANY will be entitled to

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any recoveries from such suit. If COMPANY elects not to bring a suit against the alleged infringer, it shall promptly notify RESEARCH INSTITUTE of the fact and RESEARCH INSTITUTE shall have the right to commence such action at its own cost and expense, in which case any recoveries shall inure to the benefit of RESEARCH INSTITUTE.

B.	In the event that COMPANY, an Affiliate, a sublicensee, an assignee, or a transferee is sued by a third party charging patent infringement for the manufacture, use or sale of a Licensed Product, COMPANY shall promptly notify RESEARCH INSTITUTE.

ARTICLE VI - Term and Termination

A.	This Agreement’s term shall end with the expiration of the Subject Patent last to expire or twenty (20) years, whichever occurs last, or earlier as set forth in VI B.

B.	RESEARCH INSTITUTE shall not have the right to terminate this Agreement except under the following circumstance:

If after one year from the date of this agreement, RESEARCH INSTITUTE determines in good faith that COMPANY is not actively commercializing any part of the Technology, as defined in Article III - Section E, and RESEARCH INSTITUTE delivers to COMPANY a written notice documenting such lack of active commercialization, and if COMPANY does not commence active commercialization efforts, as defined in Article III B Section E, within one year from the date of such notice, the RESEARCH INSTITUTE may terminate this Agreement as it relates to such parts of the TECHNOLOGY not being actively commercialized only, on written notice to Company. In the event of a second occasion or any occasion thereafter whereby RESEARCH INSTITUTE determines in good faith that COMPANY is not actively commercializing any part of the Technology, as defined in Article III - Section E, RESEARCH INSTITUTE may terminate this Agreement as it relates to such parts of the TECHNOLOGY not being actively commercialized on 30 days written notice documenting such lack of active commercialization.

C.	In the event of such termination as defined in Article VI, Section B, RESEARCH INSTITUTE shall return a portion of the stock and stock options issued to RESEARCH INSTITUTE under this agreement, the specific number to be negotiated in good faith between COMPANY and RESEARCH INSTITUTE, however, the number of shares of stock and stock options to be returned shall not exceed 20% of the amount stated in this Agreement.

D.	COMPANY may terminate the license granted hereunder at any time upon ninety (90) days notice by certified mail to RESEARCH INSTITUTE.

E.	Upon termination of this Agreement for any reason, including the end of term as

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specified above, nothing herein shall be construed to release either party from any obligation which matured prior to the effective date of termination.

ARTICLE VII - Confidential Information

Each party shall hold in confidence for the period of this Agreement and five (5) years thereafter, any and all information which has been identified as confidential or proprietary information of either party or which is obtained during the course of this Agreement from the other party, except however, no obligation shall exist with respect to information which

1.	is or becomes publicly available through no fault of either party;

2.	is disclosed by a third party entitled to disclose such information and not subject to any obligation of confidentiality hereunder;

3.	is already known to either party prior to the disclosure hereunder, as shown by prior written record, and which does not violate any previous agreement between the parties;

4.	is required by applicable law to be disclosed to federal, state, and/or local authorities, provide that notice is given promptly to the other party;

5.	can be documented to have been independently developed by either party, by a third party not involved in this Agreement, or by a third party not privy to the confidential information hereunder; or

6.	is published in accordance with Article VIII of this Agreement.

Tangible information which is not marked as confidential or proprietary shall nevertheless be deemed confidential and proprietary information if the receiving party had reason to know or knew that such information is confidential or proprietary.

ARTICLE VIII - Publication

RESEARCH INSTITUTE and KUMC shall retain the right to publish the Technology and Improvements made solely by KUMC or jointly by KUMC and COMPANY; however, RESEARCH INSTITUTE shall provide COMPANY with a copy of any proposed publishable materials no less than sixty (60) days prior to publication for the purpose of review and comment. COMPANY shall have the right to request that proprietary information be deleted from such manuscript prior to its publication, and RESEARCH INSTITUTE shall not unreasonably deny such request.

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ARTICLE IX - Indemnification and Insurance

A.	COMPANY agrees to indemnify the RESEARCH INSTITUTE, KUMC, and their agents, employees and volunteers, and hold the RESEARCH INSTITUTE, KUMC, and their agents employees and volunteers harmless against all liabilities, demands, damages, expenses, or losses, including attorney fees, arising (i) from the manufacture, use, or sale of a Licensed Product by COMPANY, an Affiliate, a sublicensee, an assignee, or a transferee of COMPANY, (ii) from a third party’s use of a Licensed Product purchased or leased from COMPANY, an Affiliate, a sublicensee, an assignee, or a transferee of COMPANY, of (iii) from a third party’s manufacture of a Licensed Product at the request of COMPANY.

B.	COMPANY agrees to maintain liability insurance to insure against any of the above liabilities. COMPANY shall provide RESEARCH INSTITUTE with certification of such insurance.

C.	COMPANY shall obtain before offering for sale any products and maintain thereafter, a product liability insurance policy written by a reputable insurer or insurers, approved by the RESEARCH INSTITUTE and shall list the RESEARCH INSTITUTE and KUMC as additional insured thereunder and shall require thirty (30) days written notice to be given to RESEARCH INSTITUTE prior to any cancellation or material change thereof. If such insurance is a separate policy and not included in the policy referred to in Article IX.B., the limits of such insurance shall not be less than fifty million dollars ($50,000,000) per occurrence for personal injury and property damage. COMPANY shall provide RESEARCH INSTITUTE with certificates of insurance evidencing the above.

D.	The provisions of this Article shall survive termination of this Agreement.

ARTICLE X - Miscellaneous Provisions

A.	The rights and licenses granted by RESEARCH INSTITUTE in this agreement may be assigned or otherwise transferred by the COMPANY. Such a transfer of the rights and licenses granted herein will require meeting the commercialization effort defined in Article III, Section E. COMPANY will keep RESEARCH INSTITUTE aware of any plans that emerge for the transfer of rights and licenses contained in this agreement. RESEARCH INSTITUTE may similarly assign this license to any affiliated entity.

B.	COMPANY acknowledges that it has certain duties and obligations under Part 379 of the Export Administration Regulations of the U.S. Department of Commerce (as

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presently promulgated or hereafter modified or amended) concerning the export and re-export of technical data. COMPANY will be solely responsible for any breach of such Regulations by COMPANY, its Affiliates or sublicensees and will defend and hold RESEARCH INSTITUTE harmless in the event of a suit or action involving RESEARCH INSTITUTE occasioned by any such breach.

C.	Neither party shall unreasonably withhold its consent or agreement when such consent or agreement is required hereunder or is requested in good faith by the other party hereunder.

D.	This Agreement shall be governed by the Laws of the State of Kansas.

E.	For purposes of mailing of notices, payments, or other communications, the addresses of the parties are given below.

In the case of RESEARCH INSTITUTE:

A.L. Chapman, Ph.D.

President

KU Medical Center Research Institute, Inc.

3901 Rainbow Blvd.

Kansas City, Kansas 66160-7702                                  and

Ann Victoria Thomas, Esq.

Office of General Counsel, Strong Hall

University of Kansas
Lawrence, KS 66045

In the case of COMPANY:

President

BioStratum Incorporated
2605 Meridian Parkway, Suite 120
Durham, North Carolina 27713

F.	No term or provision of this Agreement shall be waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. No waiver of a breach shall be deemed to be a waiver of a different or subsequent breach.

G.	This Agreement may not be modified, changed or terminated orally. No change, modification, addition or amendments shall be valid unless in writing and signed by the parties hereto.

H.	This Agreement constitutes and contains the entire Agreement of the parties

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respecting the subject matter hereof and supersedes any and all prior negotiations, correspondence, understanding, and agreements, whether written or oral, between the parties respecting the subject matter hereof, and amends and restates the Original Agreement.

I.	The RESEARCH INSTITUTE represents and warrants that

(1)	the execution, delivery and performance of this Agreement by RESEARCH INSTITUTE have been authorized by all necessary action on the part of RESEARCH INSTITUTE and this Agreement is the valid and legally binding obligation of RESEARCH INSTITUTE, enforceable in accordance with its terms;

(2)	the execution, delivery and performance of this Agreement by the RESEARCH INSTITUTE do not and will not conflict with or violate any provision of law to which RESEARCH INSTITUTE is subject, or of any agreement to which RESEARCH INSTITUTE is party or by which RESEARCH INSTITUTE is bound.

IN WITNESS WHEREOF, RESEARCH INSTITUTE and COMPANY have caused this Agreement to be executed by their duly authorized officers on the dates indicated.

By	/s/ A.L. Chapman	By	/s/ Archie W. Prestayko
	A.L. Chapman, Ph.D.		Archie W. Prestayko, Ph.D.
	President		President and CEO
	University of Kansas Medical Center		BioStratum Incorporated
Research Institute, Inc.

Date	11-19-98	Date	November 19, 1998

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